Exhibit 10.6

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below (sometimes referred to as “you”). The Restricted Stock Units have been granted under the PG&E Corporation 2021 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).
Date of Grant:     <award_date>
Name of Recipient:      <First_Name> <Last_Name>
Recipient’s Participant ID:      <Emp_Id>
Number of Restricted Stock Units:      <shares_awarded>

By accepting this Award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this Award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Restricted Stock Units dated < date >.

Attachment

PG&E CORPORATION
2021 LONG-TERM INCENTIVE PLAN
ANNUAL RESTRICTED STOCK UNIT AGREEMENT

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment or Service with PG&E Corporation means employment or Service with any member of the Participating Company Group.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units
As long as you remain in continued Service with PG&E Corporation, the total number of Restricted Stock Units originally subject to this Agreement, as shown on the cover sheet, will vest in accordance with the below vesting schedule (the “Normal Vesting Schedule”).
        <vesting_schedule>
The amounts payable upon each vesting date are hereby designated separate payments for purposes of Code Section 409A. Except as described below, all Restricted Stock Units subject to this Agreement which have not vested upon termination of your Service will then be cancelled. As set forth below, the Restricted Stock Units may vest earlier upon the occurrence of certain events.

Dividends
Restricted Stock Units will accrue Dividend Equivalents in the event that cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the Restricted Stock Units are settled. Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Restricted Stock Units.

Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. PG&E Corporation will issue shares as soon as practicable after the Restricted Stock Units vest in accordance with the Normal Vesting Schedule (but not later than 60 days after the applicable vesting date) except as set forth elsewhere in this Agreement.

Voluntary Termination	In the event of your voluntary termination (other than Retirement), all unvested Restricted Stock Units will be cancelled on the date of termination.
Termination for Cause
If your Service with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all unvested Restricted Stock Units will be cancelled on the date of termination. In general, termination for “cause” means termination of Service because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your Service with PG&E Corporation is terminated by PG&E Corporation other than for cause, any unvested Restricted Stock Units that would have vested within the 12 months following such termination had your Service continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be in continued Service), subject to the earlier settlement provisions of this Agreement. All other unvested Restricted Stock Units will be cancelled unless your termination of Service was in connection with a Change in Control as provided below.

Retirement
In the event of your Retirement, on or after the date you have both (i) attained 55 years of age and (ii) completed at least five consecutive years of employment with PG&E Corporation, any unvested Restricted Stock Units that would have vested within the 12 months following such Retirement had your employment continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement; provided, however, that in the event of your Retirement within two years following a Change in Control, those Restricted Stock Units that would have vested within 12 months following such Retirement will be vested and settled as soon as practicable after (but not later than 60 days after) the date of such Retirement. All other unvested Restricted Stock Units will be cancelled.
Your voluntary termination of employment will be considered a Retirement if you satisfy the requirements set forth above on the date of termination of your employment (other than termination for cause).

Death/Disability
If your Service terminates due to your death or Disability (as defined in Code Section 409A) while you are in continued Service, all of your Restricted Stock Units will vest in full and be settled as soon as practicable after the date of such event. If your death or Disability occurs following the termination of your Service and your Restricted Stock Units are then outstanding under the terms hereof, then all of your vested Restricted Stock Units plus any Restricted Stock Units that would have otherwise vested during any continued vesting period hereunder will be settled as soon as practicable after the date of your death or Disability.

Termination Due to Disposition of Subsidiary
If your Service is involuntarily terminated other than for cause (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation for which you provide services, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Code Section 424(f), or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation for which you provide services, then your Restricted Stock Units will vest and be settled in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.
If the Restricted Stock Units are neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your unvested Restricted Stock Units will vest immediately prior to and contingent upon, the Change in Control and be settled as soon as practicable following the date of the Change in Control.

Termination In Connection with a Change in Control
If you separate from service (other than termination for cause, your voluntary termination, or your Retirement) within three months before the Change in Control occurs, all of your outstanding Restricted Stock Units (including Restricted Stock Units that you would have otherwise forfeited after the end of the continued vesting period) will vest on the date of the Change in Control and will be settled as soon as practicable following the date of the Change in Control, taking into account any acceleration on account of termination or a change in control.
In the event of such a separation within two years following the Change in Control, your Restricted Stock Units (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this Award) will vest on the date of such separation and will be settled as soon as practicable after (but not later than 60 days after) the date of such separation.

Delay
PG&E Corporation will delay the issuance of any shares of common stock to the extent it is necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six-month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of Restricted Stock Units will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Restricted Stock Units determined using a rate not exceeding the maximum applicable withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
Notwithstanding the foregoing, if the leave of absence exceeds six months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you will be deemed to have had a “separation from service” for purposes of any Restricted Stock Units that are settled hereunder upon such separation. To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six-month period in the prior sentence will be 29 months.
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights
You will not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent). No Restricted Stock Units and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of descent and distribution.

No Retention Rights
This Agreement is not an agreement for continued Service and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment or service agreement, PG&E Corporation reserves the right to terminate your Service at any time and for any reason.

Recoupment of Awards
Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including provisions of (i) the PG&E Corporation 2012 Officer Severance Policy, as amended to date, (ii) the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as amended to date and available on the PG&E@Work internet site for the LTIP (the policy and location may be changed from time to time by PG&E Corporation), and (iii) the PG&E Corporation and Pacific Gas and Electric Company Dodd-Frank Clawback Policy, effective as of October 2, 2023 and available on the PG&E@Work internet site for the LTIP (the policy and location may be changed from time to time by PG&E Corporation).

Severability
If all or any part of this Agreement or the LTIP is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the LTIP not declared unlawful or invalid. Any provision of this Agreement, or part of any provision, so declared unlawful or invalid will, if possible, be construed in a manner that gives effect to the provision to the fullest extent possible while remaining lawful and valid.

No Tax, Legal or Investment Advice
Neither PG&E Corporation nor any member of the Participating Company Group is providing any tax, legal or investment advice, or making any recommendation, regarding your participation in the LTIP or your acquisition, holding, or sale of shares of PG&E Corporation common stock. You should consult your own personal tax, legal and financial advisors regarding this Award and any tax consequences, including any Withholding Taxes, arising in connection with this Award.

No Rights to Future Awards
You understand and acknowledge that (1) the LTIP is discretionary; (2) PG&E Corporation may amend, suspend or terminate the LTIP as provided in the LTIP; (3) the grant of this Award does not create any contractual or other right to receive any future Awards or benefits in lieu of Awards; and (4) all determinations with respect to any future Awards, including the timing of grants, the number of Restricted Stock Units or other Awards granted, and the vesting schedule applicable to any such Awards, will be made in PG&E Corporation’s discretion. The value of this Award is an extraordinary item of compensation outside the scope of your regular compensation and will not be considered part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payment, bonus, service award, pension, retirement benefit or similar payment, except as otherwise required by applicable law or any applicable written agreement.

Data Protection
You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company and the Company’s Affiliates hold certain personal information regarding you for the purpose of managing and administering the LTIP, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any shares or directorships held in the Company and/or any Affiliate and details of all Awards or any other entitlements to the Restricted Stock Units or shares awarded, canceled, settled, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the LTIP and that the Company and/or any Affiliate may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the LTIP. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the LTIP, including a transfer to any broker or other third party with whom you elect to deposit shares acquired under the LTIP of such Data as may be required for the administration of the LTIP and/or the subsequent holding of shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the human resources department in writing.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.